Exhibit 99.1

Shuttle Pharma to Participate in the Lytham Partners Fall 2023 Investor Conference

ROCKVILLE, Md., October 10, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT), today announced that Dr. Anatoly Dritschilo, Chief Executive Officer, will present and host one-on-one meetings with investors at the Lytham Partners Fall 2023 Investor Conference, taking place virtually on October 17, 2023.

Company Webcast

The Company’s webcast presentation will be available for viewing at 7:00am ET on Tuesday, October 17, 2023, on the Company’s website at https://shuttlepharma.com/investor-relations/ or https://wsw.com/webcast/lytham9/shph/2047224. The webcast will also be archived and available for replay.

1x1 Meetings

Management will be participating in virtual one-on-one meetings throughout the event. To arrange a meeting with management, please contact Lytham Partners at 1x1@lythampartners.com or register at https://www.lythampartners.com/fall2023invreg/.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com